As filed with the Securities and Exchange Commission on June 30, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

_____________________

Omega Flex, Inc.

(Exact name of Registrant as Specified in Its Charter)

PENNSYLVANIA	23-1948942
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

451 Creamery Way

Exton, PA 19341

(610) 524-7272

(Address of Registrant’s Principal Executive Offices, including Zip Code)

OMEGA FLEX, INC.

401(K) PROFIT SHARING PLAN

(Full Title of the Plan)

Kevin R. Hoben

Omega Flex, Inc.

451 Creamery Way

Exton, PA 19341

(610) 524-7272

(Name, Address, including Zip Code and Telephone Number

including Area Code, of Agent for Service)

________________________

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities to be	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Registered	Registered	Share	Prices (3)	Registration Fee

Common Stock, par value	100,000 (2)	$17.53	$1,753,000	$187.58 (1)
$0.01 per share (1)

(1)           This Registration Statement also registers such additional shares of common stock as may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to The Omega Flex, Inc. 401(K) Profit Sharing Plan. In accordance with Rule 457, no separate fee is required with respect to the plan interests.

(2)           The maximum offering price per share used to calculate the registration fee with respect to shares of common stock was determined pursuant to Rule 457 under the Securities Act of 1933 using the average of the high and low selling prices per share of the common stock of the registrant on June 26, 2006 as reported on The NASDAQ Stock Market.

(3)	Estimated solely for purposes of calculating the registration fee.

EXPLANATORY NOTE

This registration statement contains information required in the registration statement under Part II of Form S-8. The plan information specified by Part I of Form S-8 is not being filed with the Securities and Exchange Commission as permitted by the Note in Part I of Form S-8. This plan information, as well as the statement of availability of registrant information and any other information required by Item 2 of Form S-8, will be sent or given to participants of the Omega Flex, Inc. 401(K) Profit Sharing Plan as specified under Rule 428 under the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by the Company with the SEC are hereby incorporated by reference in this registration statement:

(a)	The Company’s annual report on Form 10-K, as amended, for the fiscal year ended December 31, 2005, as filed with the Securities and Exchange Commission;

(b)	The Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2006, as filed with the Securities and Exchange Commission;

(c)	The Company’s current report on Form 8-K filed with the Securities and Exchange Commission on March 29, 2006;

(d)	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2005; and

(e)	The description of the Company’s Common Stock, $.01 par value per share, contained in the Company’s registration statement on Form 10 filed with the SEC on July 22, 2005.

All documents filed with the SEC by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment indicating that all securities offered under the Plan have been sold, or deregistering all securities then remaining unsold thereunder, shall be deemed to be incorporated by reference in this registration statement and to be a part of it from the respective dates of filing of such documents. Any statement contained in this registration statement or in any document incorporated or deemed to be incorporated by reference herein or therein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained therein or in any other subsequently filed document that is also incorporated or deemed to be incorporated therein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement and prospectus.

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel

The validity of the common stock being registered hereby will be passed upon for the Company by Timothy P. Scanlan, Esq., General Counsel and Assistant Secretary of the Company. As of the date of this Registration Statement, Mr. Scanlan beneficially owns 432 shares of common stock of the Company. Mr. Scanlan is not eligible to participate in the Plan.

Item 6. Indemnification of Directors and Officers

The Company’s amended and restated Articles of Incorporation provides for indemnification of its officers and directors to the extent permitted by Pennsylvania law, which generally permits indemnification for actions taken by officers or directors as representatives of the Company if the officer or director acted in good faith and in a manner he or she reasonably believed to be in the best interest of the Company. Omega Flex, Inc. has entered into indemnification agreements with its officers and directors to specify the terms of its indemnification obligations. In general, these indemnification agreements provide that the Company will:

•	indemnify its directors and officers to the fullest extent now permitted under current law and to the extent the law later is amended to increase the scope of permitted indemnification;

•

advance payment of expenses to a director or officer incurred in connection with an indemnifiable claim, subject to repayment if it is later determined that the director or officer was not entitled to be indemnified;

•	reimburse the director or officer for any expenses incurred by the director or officer in seeking to enforce the indemnification agreement; and

•	have the opportunity to participate in the defense of any indemnifiable claims against the director or officer.

As permitted under Pennsylvania law, the by-laws contain a provision eliminating the personal liability of directors to the Company and its shareholders for monetary damages for any action taken, except for breaches of, or failure to perform their fiduciary duties, and such breach or failure constituted self-dealing, willful misconduct or recklessness. The applicable provisions of Pennsylvania law pertain only to breaches of duty by directors as directors and not in any other corporate capacity, including as officers. As a result of the inclusion of these provisions, shareholders may be unable to recover monetary damages against directors for actions taken by them which in violation of their fiduciary duties and are not the result of self-dealing, willful misconduct or recklessness, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to shareholders in any particular case, shareholders may not have any effective remedy against the challenged conduct.

In connection with the spin-off by Mestek, Inc. (“Mestek”), the former parent company of the Company, of its 86% interest in the Company to Mestek’s shareholders on July 29, 2005, the Company entered into a separation and distribution agreement and various ancillary agreements with Mestek, some of which provide for indemnification by the Company of Mestek and its directors, officers and employees for certain liabilities, including liabilities under the Securities Act and the Securities Exchange Act of 1934 in connection with the distribution, and a mutual indemnification of each other for product liability claims arising from their respective businesses, and also requires that the Company indemnify Mestek for various liabilities of Omega Flex, Inc. and for any tax that may be imposed with respect to the distribution and which result from the Company’s actions or omissions in that regard.

In connection with the spin-off by Mestek, the Company and Mestek entered into an indemnification and insurance matters agreement. Under the indemnification and insurance matters agreement, Mestek agreed to indemnify the Company and its affiliates, directors, officers, employees, agents and representatives from all liabilities that arise from: (1) any breach by Mestek of the separation and distribution agreement between the parties or any ancillary agreement; (2) any liabilities allocated to or to be retained or assumed by Mestek under the separation and distribution agreement, the indemnification and insurance matters agreement or any other ancillary agreement; (3) liabilities incurred by Mestek in connection with the management or conduct of Mestek's businesses; and (4) liabilities arising out of various ongoing litigation matters to which the Company is not a party.

In general, under the indemnification and insurance matters agreement, the Company agreed to indemnify Mestek, its affiliates and each of its and their respective directors, officers, employees, agents and representatives from all liabilities that arise from: (1) any breach by the Company of the separation and distribution agreement or any ancillary agreement; and (2) any of the Company’s liabilities including (i) liabilities reflected on its consolidated balance sheets included in the information statement filed with the Company’s Registration Statement on Form 10 on July 22, 2005; (i) liabilities associated with the Company’s assets or businesses; (ii) liabilities in connection with the management or conduct of the Company’s assets or businesses; (iii) the liabilities allocated to or assumed by the Company under the separation and distribution agreement, the indemnification and insurance matters agreement or any of the other ancillary agreements; (iv) various on-going litigation matters in which the Company is named defendant, including any new claims asserted in connection with those litigations, and any other past or future actions or claims based on similar claims, facts, circumstances or events, whether involving the same parties or similar parties, subject to specific exceptions; (v) claims that are based on any violations or alleged violations of U.S. or foreign securities laws in connection with transactions arising after the distribution relating to the Company’s securities and the disclosure of financial and other information and data by the Company or the disclosure by Mestek as part of the distribution of the Company’s financial or confidential information; (vi) any actions or claims based on violations or alleged violations of securities or other laws by the Company or its directors, officers, employees, agents or representatives, or breaches or alleged breaches of fiduciary duty by the Company’s board of directors, any committee of its board or any of its members, or any of the Company’s officers or employees; or (3) any act(s) by the Company that cause the distribution of its securities in connection with the spin off transaction not to qualify as a tax-free transaction under Sec. 355 of the Internal Revenue Code of 1986, as amended.

Mestek will not be obligated to indemnify the Company against any liability for which it is also obligated to indemnify Mestek. Recoveries by Mestek under insurance policies will reduce the amount of indemnification due from the Company to Mestek only if the recoveries are under insurance policies Mestek maintains for the Company’s benefit. Recoveries by the Company will in all cases reduce the amount of any indemnification due from Mestek to Omega Flex, Inc.

Under the indemnification and insurance matters agreement, a party will have the right to control the defense of third-party claims for which it is obligated to provide indemnification, except that Mestek will have the right to control the defense of any third-party claim or series of related third-party claims in which it is named as a party whether or not it is obligated to provide indemnification in connection with the claim and any third-party claim for which Mestek and the Company may both be obligated to provide indemnification. The Company may not assume the control of the defense of any claim unless the Company acknowledges that if the claim is adversely determined, the Company will indemnify Mestek in respect of all liabilities relating to that claim. The indemnification and insurance matters agreement does not apply to taxes covered by the tax responsibility allocation agreement between the parties.

The Company also maintains a directors and officers insurance policy for the benefit of its directors and officers.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

For a list of all exhibits filed or included as part of this registration statement, see “Index to Exhibits” at the end of this registration statement.

Item 9. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A)         Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)         Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)          If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)          That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424, any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant, the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant, and any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Exton in the Commonwealth of Pennsylvania on this 27th day of June, 2006.

OMEGA FLEX, INC.

By: /S/ Kevin R. Hoben
Kevin R. Hoben
President

POWER OF ATTORNEY

We, the undersigned officers and directors of Omega Flex, Inc., hereby severally constitute and appoint J. Nicholas Filler and Timothy P. Scanlan, and each of them acting singly, our true and lawful attorneys-in-fact, with full power granted to them in any and all capacities (including substitutions), to execute for us and in our names in the capacities indicated below this registration statement, including any amendments and exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in our name and on our behalf in our capacities as officers and directors to enable Omega Flex, Inc. to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By: /S/ Kevin R. Hoben	Dated: June 27, 2006
Name: Kevin R. Hoben
Title: President & Chief Executive Officer

By: /S/ E. Lynn Wilkinson	Dated: June 26, 2006
Name: E. Lynn Wilkinson
Title: Vice President – Finance and
Chief Financial Officer

By: /S/ John E. Reed	Dated: June 28, 2006
Name: John E. Reed
Title: Chairman of the Board

_________________________________	Dated: June __, 2006
Name: Stewart B. Reed
Title: Director

By: /S/ Mark F. Albino	Dated: June 27, 2006
Name: Mark F. Albino
Title: Director

By: /S/ Bruce C. Klink	Dated: June 28, 2006
Name: Bruce C. Klink
Title: Director

By: /S/ David K. Evans	Dated: June 29, 2006
Name: David K. Evans
Title: Director

_________________________________	Dated: June __, 2006
Name: David W. Hunter
Title: Director

_________________________________	Dated: June __, 2006
Name: Edward J. Trainor
Title: Director

By: /S/ Lawrence J. Cianciolo	Dated: June 27, 2006
Name: Lawrence J. Cianciolo
Title: Director

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the Plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Exton, Commonwealth of Pennsylvania, on June 26, 2006.

OMEGA FLEX, INC. 401(K) PROFIT SHARING PLAN

By: /S/ E. Lynn Wilkinson
Name: E. Lynn Wilkinson
Title: Vice President – Finance and
Chief Financial Officer

INDEX OF EXHIBITS

Exhibit	Document
4.1	Amended and Restated Articles of Incorporation of Omega Flex, Inc.*
4.2	Amended and Restated Bylaws of Omega Flex, Inc.*
5.1 (1)	Opinion of Timothy P. Scanlan regarding legality of securities issued.
23.1	Consent of Vitale, Caturano & Company, Ltd.
23.2	Consent of Timothy P. Scanlan (included in Exhibit 5.1).
24.1	Power of Attorney (included in signature page).

* Incorporated by reference to Exhibits 3.1 and 3.2 filed with the Registrants Registration on Form 10 on July 22, 2005, Registration No. 000-51372

(1) The undersigned registrant hereby undertakes that it has submitted or will submit the Plan and any amendments thereto to the Internal Revenue Service in order to qualify the Plan and has made or will make all changes required by the Internal Revenue Service in order to qualify the Plan.